Exhibit 10.1

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of December 27, 2018, by and between CATHAY BANK (“Bank”) and TAIWAN LIPOSOME COMPANY, LTD., a Taiwan registered company (“Parent”), and TLC BIOPHARMACEUTICALS, INC., a Delaware corporation (“TLC,” and together with Parent, each a “Borrower” and collectively, “Borrowers”).

RECITALS

Borrowers wish to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrowers. This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION

As used in this Agreement, all capitalized terms shall have the following definitions.    Any term used in the Code and not defined herein shall have the meaning given to the term in the Code. Any accounting term not specifically defined in this Section shall be construed in accordance with IFRS or TIFRS, as applicable, and all calculations shall be made in accordance with IFRS or TIFRS, as applicable. The term “financial statements” shall include the accompanying notes and schedules.

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to a Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by a Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by a Borrower and such Borrower’s Books relating to any of the foregoing.

“Adjusted Tangible Net Worth” means at any date as of which the amount thereof shall be determined, the difference between the value of the capital stock, partnership interests, or limited liability company interests of Borrowers and their respective Subsidiaries minus intangible assets, determined in accordance with IFRS or TIFRS, as applicable, plus Deferred Revenue.

“Advance” or “Advances” means a cash advance or cash advances under Section 2.1.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Availability End Date” means June 30, 2019.

“Bank Expenses” means all reasonable, documented, out-of-pocket costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents, performing the inspections described in Section 4.3, and amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Books” means all of any Borrower’s books and records including: ledgers; records concerning any Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California or Taiwan are authorized or required to close.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” means a transaction in which (i) TLC ceases to be a 100% Subsidiary of Parent or (ii) any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit A.

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit D.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each Advance or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Current Liabilities” means, as of any applicable date, all amounts that should, in accordance with IFRS or TIFRS, as applicable, be included as current liabilities on the consolidated balance sheet of Borrowers, as at such date.

“Deferred Revenue” is all amounts received or invoiced by Borrowers in advance of performance under contracts and not yet recognized as revenue.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Funding Date” means the Business Day on which an Advance is made to or on account of a Borrower.

“IFRS” means the International Financial Reporting Standards, a collection of guidelines and rules set by the International Accounting Standards Board (www.iasb.org) that are applicable to the circumstances as of the date of determination.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all Copyrights, Trademarks and Patents, as amended, renewed and extended from time to time.

“Inventory” means all present and future inventory in which TLC has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by any Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Loan Service Request Form” means is a form in substantially the form of Exhibit E.

“Material Adverse Effect” means (i) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrowers, taken as a whole; or (c) a material impairment of the prospect of repayment of the Obligations.

“Maturity Date” means June 30, 2020.

“Negotiable Collateral” means, as to any Person, any letters of credit of which such Person is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and all Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by a Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization, and, (a) if such Person is a corporation, its articles of incorporation in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Indebtedness” means:

(a)	Indebtedness of Borrowers in favor of Bank arising under this Agreement or any other Loan Document;

(b)	Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)

Indebtedness not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year of a Borrower secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d)	Subordinated Debt;

(e)	Indebtedness to trade creditors incurred in the ordinary course of business; and

(f)

Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a)	Investments existing on the Closing Date disclosed in the Schedule;

(b)

Repurchases of stock from former employees or directors of a Borrower under the terms of applicable equity incentive plans, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases;

(c)	Investments of Subsidiaries in or to other Subsidiaries or a Borrower and Investments by a Borrower in Subsidiaries;

(d)

Joint ventures or strategic alliances in the ordinary course of a Borrower’s business consisting of the non-exclusive or exclusive licensing of technology for particular territories, the development of technology or the providing of technical support.

“Permitted Liens” means the following:

(a)	Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement;

(b)

Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which a Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;

(c)	Liens securing the Indebtedness described in clause (c) of the defined term “Permitted Indebtedness”;

(d)	Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 (attachment) or 8.9 (judgments); and

(e)

Liens in favor of other financial institutions arising in connection with a Borrower’s deposit accounts held at such institutions to secured standard fees for deposit services charged by, but not financing made available by such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by a Borrower or any Subsidiary of:

(a)	Inventory in the ordinary course of business;

(b)	Non-exclusive licenses, exclusive licenses for particular territories and similar arrangements for the use of the property of a Borrower or its Subsidiaries in the ordinary course of business;

(c)	The sale of equity securities of TLC Biopharmaceuticals (H.K.) Limited; and

(d)	Worn-out or obsolete Equipment.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the greater of (i) zero percent (0%) and (ii) the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the greater of (i) zero percent (0%) and (ii) the rate of interest per annum announced by Bank as its prime rate (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit).

“Prohibited Territory” means any person or country listed by the Office of Foreign Assets Control of the United States Department of Treasury as to which transactions between a United States Person and that territory are prohibited.

“Responsible Officer” means each of the Chairman, President and the Chief Executive Officer of a Borrower.

“Promissory Note” means each promissory note in the form of Exhibit C hereto issued by Borrowers evidencing the Indebtedness of Borrowers hereunder and any promissory notes subsequently issued in replacement thereof.

“Promissory Note Record” means a record maintained by Bank with respect to the outstanding Obligations owed by Borrowers to Bank and credits made thereto.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Subordinated Debt” means any debt incurred by a Borrower that is subordinated in writing to the debt owing by such Borrower to Bank on terms reasonably acceptable to Bank.

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect a majority of the members of the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.

“TIFRS” means the following, as endorsed by the Taiwan Financial Supervisory Commission: International Financial Reporting Standards (IFRS), International Accounting Standards (IAS), and Interpretations developed by the International Financial Reporting Interpretations Committee (IFRIC) or the former Standing Interpretations Committee (SIC).

“Taiwan Promissory Note” means each promissory note in the form of Exhibit E hereto issued by Borrowers in accordance with the laws of Taiwan (Republic of China) evidencing the Indebtedness of Borrowers hereunder and any promissory notes subsequently issued in replacement thereof.

“Taiwan Promissory Note Authorization” means the written authorization issued by Borrowers in the form of Exhibit F hereto authorizing Bank to complete the Taiwan Promissory Note as provided therein.

“Total Liabilities” means at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with IFRS or TIFRS, as applicable, be classified as liabilities on the consolidated balance sheet of Borrowers and their respective Subsidiaries, including in any event, to the extent not already included, all Indebtedness.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business connected with and symbolized by such trademarks.

“Trade Receivables” means amounts billed by Borrowers to their customers upon delivery of goods or services to such customers in the ordinary course of Borrowers’ business.

2.	LOAN AND TERMS OF PAYMENT

2.1    Credit Extensions.

(a)    Term Loan.

(i)    Subject to and upon the terms and conditions of this Agreement, from the Closing Date through the Availability End Date, Bank shall make Advances to Borrowers in an aggregate amount not to exceed Twelve Million Dollars ($12,000,000). When a Borrower desires to obtain an Advance, such Borrower shall notify Bank (which notice shall be irrevocable) by electronic transmission of a Loan Service Request Form not later than 2:00 p.m. Pacific Time at least three (3) Business Days before the Funding Date of such Advance. The notice shall be signed by a Responsible Officer or its designee. Bank may rely on any notice given by a person whom Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance.

(ii)    Interest shall accrue from the Funding Date of each Advance at the rate specified in Section 2.2(a), and shall be payable monthly on the last day of each month, beginning the last day of the month after such Funding Date. Any Advances that are outstanding on the Availability End Date shall be payable in twelve (12) equal monthly installments of principal, plus all accrued interest, each installment to be equal to such outstanding balance divided by thirty-six (36). The first such payment is due on July 31, 2019. Borrowers shall make subsequent payments on the last day of each month thereafter through the Maturity Date, at which time the entire unpaid principal balance and all accrued but unpaid interest shall be immediately due and payable. Borrowers may prepay the Advances in whole or in part without penalty or premium, but no Advance may be reborrowed. Partial prepayments shall be applied first to interest, then to principal installments in reverse order of maturity.

2.2    Interest Rates, Payments, and Calculations.

(a)    Interest. Except as set forth in Section 2.2(b), the Advances shall bear interest, on the outstanding daily balance thereof, at a floating rate per annum equal to the Prime Rate.

(b)    Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrowers shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)    Payments. Each Borrower authorizes Bank, at its option, to charge all principal and interest payments and other amounts outstanding under this Agreement against any of either Borrower’s deposit accounts. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d)    Withholding. Borrowers shall make all payments due under this Agreement free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any governmental authority (including any interest, additions to tax or penalties applicable thereto). If at any time any governmental authority, applicable law or regulation requires a Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, such Borrower shall increase such payment to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum that it would have received had no withholding or deduction been required, and such Borrower shall pay the full amount withheld or deducted to the relevant governmental authority. Each Borrower will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made such withholding payment. The obligations of Borrowers under this Section shall survive the termination of this Agreement.

(e)    Computation. In the event the Prime Rate is changed from time to time, the applicable rate of interest shall be changed, effective as of the day such rate is changed, by an amount equal to such change in such rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. In computing interest on any Advance, the Funding Date shall be included and the date of payment shall be excluded; provided, however, that if any Advance is repaid on the same day on which it is made, such day shall be included in computing interest on such Advance.

2.3    Crediting Payments. Before the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuation of an Event of Default, Bank may, in its sole discretion, immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 2:00 p.m. Pacific Time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.4    Fees. Borrowers shall pay to Bank the following:

(a)    Facility Fee. On the Closing Date, a fee equal to Eighteen Thousand Dollars ($18,000), which shall be nonrefundable; and

(b)    Bank Expenses. On the Closing Date, all Bank Expenses incurred and billed through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due.

2.5    Promissory Notes. The Term Loan shall be evidenced by a Promissory Note. Borrowers irrevocably authorize Bank to make or cause to be made, on or about the Funding Date of any Advance or at the time of receipt of any payment of principal on such Promissory Note, an appropriate notation on the Promissory Note Record reflecting the making of such Advance or (as the case may be) the receipt of such payment. The outstanding amount of each Advance set forth on the Promissory Note Record shall be evidence of the principal amount owing to Bank, but the failure to record, or any error in so recording, any such amount on the Promissory Note Record shall not limit or otherwise affect the obligations of Borrowers under the Promissory Note or this Agreement. Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction, or mutilation of the Promissory Note containing a customary indemnification of Borrowers, Borrowers shall issue, in lieu thereof, a replacement of such note in the same principal amount thereof and of like tenor. The original of the Promissory Note shall be returned to the Parent within three (3) Business Days after all of the Obligations of Borrowers have been fully repaid and performed.

2.6    Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.8, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any right or obligation to make Advances under this Agreement.

3.	CONDITIONS OF LOANS

3.1    Conditions Precedent to Initial Advance. The obligation of Bank to make the initial Advance is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)    this Agreement;

(b)    the Promissory Note;

(c)    the Taiwan Promissory Note and Taiwan Promissory Note Authorization;

(d)    an officer’s certificate of each Borrower;

(e)    the Operating Documents of each Borrower and its Subsidiaries and a good standing certificate of TLC;

(f)    payment of the fees and Bank Expenses then due specified in Section 2.4;

(g)    evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect;

(h)    certified copies, dated as of a recent date, of financing statement searches, as Bank may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Advance, will be terminated or released;

(i)    current financial statements of Parent and such other updated financial information as Bank may reasonably request;

(j)    current Compliance Certificate in accordance with Section 6.2;

(k)    the Perfection Certificate of Borrowers together with the duly executed original signatures thereto;

(l)    a legal opinion of Borrowers’ counsel dated as of the Closing Date together with the duly executed original signature thereto; and

(m)    such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2    Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Advance, including the initial Advance, is further subject to the following conditions:

(a)    timely receipt by Bank of the Loan Service Request Form as provided in Section 2.1; and

(b)    the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of the date of such Loan Service Request Form and on the effective date of each Advance as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Advance shall be deemed to be a representation and warranty by Borrowers on the date of such Advance as to the accuracy of the facts referred to in this Section 3.2.

4.	CREATION OF SECURITY INTEREST

4.1    Grant of Security Interest. Each Borrower grants Bank a continuing security interest in all of its right, title and interest in and to the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrowers of each of their covenants and duties under the Loan Documents. Notwithstanding any termination of this Agreement, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

4.2    Perfection of Security Interest. Each Borrower authorizes Bank to file financing statements, continuation statements, and amendments to perfect or continue the perfection of Bank’s Lien. Each Borrower shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral. Where any material portion of the Collateral is in possession of a third party, a Borrower shall take such steps as Bank reasonably requests for Bank to (i) obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank. No Borrower will create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper.

4.3    Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during a Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect such Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify a Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.4    Security Support. In order to secure the performance of the Obligations, Borrowers, as a condition precedent to the initial Advance, execute and deliver: (i) a Taiwan Promissory Note in an amount of Twelve Million Dollars ($12,000,000) (except that the due date, the date from which interest is to accrue and the interest rate thereon shall be left blank) (in form of Exhibit E) and (ii) a Taiwan Note Authorization (in form of Exhibit F). The original(s) of the Taiwan Promissory Note shall be returned to the Parent within three (3) Business Days after all of the Obligations of Borrowers have been fully repaid and performed.

4.5    Replacement of Taiwan Promissory Note. With respect to the Taiwan Promissory Note being issued, Borrowers shall, upon the written notice of Bank, issue and deliver to Bank, on the next Business Day of receipt of such notice, another Taiwan Promissory Note identical in all substantive respects to the Taiwan Promissory Note it is to replace (save that the date of new Taiwan Promissory Note shall be the date of delivery thereof to Bank).

5.	REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants as follows:

5.1    Due Organization and Qualification. Such Borrower and each Subsidiary thereof is an entity duly existing under the laws of the jurisdiction in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.2    Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within such Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Organizational Documents, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default in any material respect under any material agreement by which it is bound.

5.3    Collateral. Except as set forth in the Schedule, Bank’s Lien constitutes a valid, first priority security interest in the Collateral other than the personal property of Parent located outside of the United States. TLC has rights in or the power to transfer its portion of the Collateral, and its title thereof is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. All Accounts are bona fide obligations of account debtors of a Borrower, and all Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule, no depository, operating, or investment account of TLC that is part of the Collateral is maintained or invested with a Person other than Bank or Bank’s Affiliates.

5.4    Intellectual Property. Parent is the sole owner of the Intellectual Property, except for licenses granted by Parent to its customers in the ordinary course of business. Each of the Copyrights, Trademarks and Patents in which Parent has an interest is valid and enforceable, no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Parent that any part of the Intellectual Property violates the rights of any third party, except to the extent such claim could not reasonably be expected to cause a Material Adverse Effect.

5.5    Name; Location of Chief Executive Office. Except as disclosed in the Schedule, such Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of such Borrower is located at the address indicated in Section 10 hereof.

5.6    Actions, Suits, Litigation, or Proceedings. There are no actions, suits, litigation or proceedings, at law or in equity, pending by or against such Borrower or any Subsidiary before any court, administrative agency, or arbitrator in which a likely adverse decision could reasonably be expected to have a Material Adverse Effect.

5.7    No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to such Borrower and any Subsidiary that are delivered by such Borrower to Bank fairly present in all material respects such Borrower’s consolidated and consolidating financial condition as of the date thereof and such Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8    Solvency, Payment of Debts. Such Borrower and each Subsidiary thereof is able to pay its debts (including trade debts) as they mature; the fair saleable value of such Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and such Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9    OFAC; Patriot Act Compliance. Neither such Borrower nor any Subsidiary thereof is a Person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of such Section 2, or (iii) who is on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order (“OFAC”). Such Borrower and each Subsidiary is in compliance with the Patriot Act. No Advances will be used, directly or indirectly, for payments to any governmental official or employee, political party or its officials, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.10    Compliance with Laws and Regulations. Such Borrower and each Subsidiary thereof has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from such Borrower’s or Subsidiary’s failure to comply with ERISA that is reasonably likely to result in such Borrower’s or Subsidiary’s incurring any liability that could reasonably be expected to have a Material Adverse Effect. Neither such Borrower nor any such Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Neither such Borrower nor any Subsidiary is engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Such Borrower and each Subsidiary has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act to the extent that they are applicable to them. Such Borrower and each Subsidiary is in compliance in all material respects with all environmental laws, regulations and ordinances. Neither such Borrower nor any such Subsidiary is in violation in any material respect with any material statutes, laws, ordinances or rules applicable to it. Such Borrower and each Subsidiary has filed or caused to be filed all material tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under IFRS or TIFRS, as applicable.

5.11    Investments. Neither such Borrower nor any Subsidiary owns any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.12    Government Consents. Such Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.13    Inbound Licenses. Except as disclosed on the Schedule, such Borrower is not a party to, nor is bound by, any inbound license or other agreement, the failure, breach, or termination of which could reasonably be expected to cause a Material Adverse Effect.

5.14    Full Disclosure. No representation, warranty or other statement made by such Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not materially misleading, it being recognized by Bank that the projections and forecasts provided by such Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6.	AFFIRMATIVE COVENANTS

Each Borrower shall do all of the following:

6.1    Good Standing and Government Compliance. TLC shall maintain its and to the extent applicable with respect to a jurisdiction, each of its Subsidiaries’ organizational existence and good standing in their respective jurisdictions of formation and its qualification and good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect; Parent shall maintain (a) its organizational existence in its jurisdiction of formation and its qualification in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and (b) to the extent applicable with respect to a jurisdiction, each of its Subsidiaries’ organizational existence and good standing in their respective jurisdictions of formation and their qualification and good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect

6.2    Financial Statements, Reports, Certificates.

(a)    Parent shall deliver to Bank: (i) as soon as available, but in any event within forty-five (45) days after the end of each quarter, company prepared consolidated financial statements of Parent prepared in accordance with TIFRS, in a form reasonably acceptable to Bank, and reviewed by an independent certified public accounting firm reasonably acceptable to Bank; (ii) as soon as available, but in any event within one hundred twenty (120) days after the end of its fiscal year, audited consolidated financial statements of Parent prepared in accordance with IFRS, consistently applied, together with an unqualified opinion of an independent certified public accounting firm reasonably acceptable to Bank; (iii) together with the information set forth in clauses (i) and (ii), a Compliance Certificate signed by a Responsible Officer;

(b)    Parent shall deliver to Bank (i) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against a Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary thereof of Twenty Five Thousand Dollars ($25,000) or more; and

(c)    Borrowers may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If Borrowers deliver the information described in clause (a) electronically, they shall also deliver to Bank by first-class mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within five (5) Business Days of submission of the unsigned electronic copy the certification of quarterly and annual financial statements.

6.3    Inventory; Returns. Borrowers shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrowers and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrowers, as they exist on the Closing Date. Borrowers shall promptly notify Bank of all returns and recoveries and of all disputes and claims which could reasonably be expected to result in a loss of more than One Hundred Thousand Dollars ($100,000).

6.4    Taxes. Make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by IFRS or TIFRS, as applicable) by Borrower.

6.5    Insurance.

(a)    Insurance requirement shall be waived for TLC.

(b)    Keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrowers’ business is conducted on the date hereof; maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrowers’ businesses. All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank.

6.6    Bank Accounts. TLC shall maintain its primary depository and operating accounts with Bank and its primary investment accounts with Bank or Bank’s Affiliates (covered by satisfactory control agreements). Parent shall keep the balance of the unused Advances in the depository and operating accounts maintained with Bank. Any accounts of TLC (other than payroll accounts, trust accounts or accounts with de minimis balances) permitted hereunder to be maintained outside Bank shall be subject to control agreements in form and content reasonably acceptable to Bank.

6.7    Financial Covenants. Maintain at all times, subject to periodic reporting as of the last day of each quarter, unless otherwise noted, on a consolidated basis:

(a)    Adjusted Quick Ratio. A ratio of Cash plus Borrowers’ net Trade Receivables to the amount of principal payments owing to Bank under this Agreement for the next twelve (12) months plus all other Current Liabilities of at least 2.25 to 1.00.

(b)    Adjusted Tangible Net Worth. Adjusted Tangible Net Worth of not less than $12,000,000.

6.8    [Reserved.]

6.9    [Reserved.]

6.10    Further Assurances. At any time and from time to time, execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.	NEGATIVE COVENANTS

No Borrower shall do any of the following, except with Bank’s prior written consent:

7.1    Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of all or any part of its business or property, other than Permitted Transfers, or permit any Subsidiary to do so.

7.2    Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or change its jurisdiction of organization or relocate its chief executive office without thirty (30) days prior written notification to Bank; replace its chief executive officer or chief financial officer, other than for cause, without thirty (30) days prior written notification to Bank; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by such Borrower; change its fiscal year end; or have a Change in Control.

7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, or enter into any agreement to do any of the same.

7.4    Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5    Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or agree with any other Person to refrain from creating, or allowing any Lien on any of Borrower’s property.

7.6    Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Parent may pay dividends or Borrower may repurchase the stock of former employees pursuant to equity incentive plans as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase.

7.7    Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments, or maintain or invest any of its property with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9    Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt and the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision of any document evidencing such Subordinated Debt, except in compliance with the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt.

7.10    Inventory and Equipment. Store any material portion of the Inventory or the Equipment with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, TLC shall keep the Inventory and Equipment only at the location set forth in Section 10 and such other locations of which TLC gives Bank prior written notice and as to which Bank files a financing statement where needed to perfect its security interest.

7.11    Legal Compliance. Fail to meet, or permit any Subsidiary thereof to fail to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, or fail to comply in all material respects with all applicable Environmental Laws, or fail to maintain all material permits, licenses and approvals required thereunder, or fail to comply in all material respects with all material statutes, laws, ordinances and government rules and regulations to which it is subject, or fail to maintain, or cause each of its Subsidiaries to maintain, in force all material licenses, approvals and agreements.

7.12    No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

8.	EVENTS OF DEFAULT

Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:

8.1    Payment Default. If a Borrower fails to pay any of the Obligations when due;

8.2    Covenant Default.

(a)    If a Borrower fails to perform any obligation under Sections 6.1, 6.2, 6.5, or 6.7 or violates any of the covenants contained in Article 7 of this Agreement; or

(b)    If a Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between such Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within thirty (30) days after either Borrower receives notice thereof or any Responsible Officer of such Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the thirty (30) day period or cannot after diligent attempts by such Borrower be cured within such thirty (30) day period, and such default is likely to be cured within a reasonable time, then such Borrower shall have an additional reasonable period (which shall not in any case exceed sixty (60) days) to attempt to cure such default, so long as such Borrower continues to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3    Material Adverse Change. If there occurs any circumstance or circumstances that results in a Material Adverse Effect.

8.4    Attachment. If any material portion of any Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within five (5) days, or if any Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of any Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of a Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within five (5) days after such Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Borrower (provided that no Advances will be made during such cure period);

8.5    Insolvency. If any Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by any Borrower, or if an Insolvency Proceeding is commenced against any Borrower and is not dismissed or stayed within thirty (30) days (provided that no Advances will be made prior to the dismissal of such Insolvency Proceeding);

8.6    Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000);

8.7    Judgments. If one or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) shall be rendered against any Borrower or any of its Subsidiaries and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Advances will be made prior to the discharge, stay, or bonding of such judgment, order, or decree).

8.8    Misrepresentations. If any material misrepresentation or misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9.	BANK’S RIGHTS AND REMEDIES

9.1    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by each Borrower:

(a)    Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

(b)    Cease advancing money or extending credit to or for the benefit of any Borrower under this Agreement or under any other agreement between any Borrower and Bank;

(c)    Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d)    Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrowers shall assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may reasonably designate. Borrowers authorize Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien that in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of a Borrower’s owned premises, such Borrower grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)    Set off and apply to the Obligations any and all (i) balances and deposits of a Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of a Borrower held by Bank;

(f)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and dispose of the Collateral. Each Borrower grants Bank a license to use, without charge, each Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, each Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g)    Dispose of the Collateral in accordance with the Code; and

(h)    Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations.

Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2    Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, TLC irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as TLC’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse TLC’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of TLC where permitted by law; provided Bank may exercise such power of attorney to sign the name of TLC on any of the documents described in clause (g) above, regardless of whether an Event of Default has occurred. The appointment of Bank TLC’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3    Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrowers of Bank’s security interest in such funds and verify the amount of such Account. Borrowers shall collect all amounts owing to Borrowers for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4    Bank Expenses. If any Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrowers: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5    Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

9.6    Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on either Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrowers expressly agree that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.7    Demand; Protest. Except as otherwise provided in this Agreement, each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10.	NOTICES

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by email to Borrowers or to Bank, as the case may be, at the addresses set forth below:

If to Borrowers:	TLC Biopharmaceuticals, Inc.
432 N. Canal Street, #20
South San Francisco, CA 94080
Attn: Chih-Heng Yeh
Email: george@tlcbio.com

If to Bank:	Cathay Bank
2855 Kifer Road, Suite 245
Santa Clara, CA 95051
Attn: Yu-Fu Lin
Email: Yu-Fu.Lin@cathaybank.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law, except for the Taiwan Promissory Note and Taiwan Promissory Note Authorization, which shall be governed by and construed and interpreted in accordance with the laws of Taiwan (Republic of China). Each Borrower and Bank submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California, except for the Taiwan Promissory Note and Taiwan Promissory Note Authorization, which shall only be enforced in the Taipei District Court and the applicable appellate courts in Taiwan (Republic of China); provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Each Borrower submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Borrower waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Borrower waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to TLC at the address set forth in, or subsequently provided by TLC in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of TLC’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

EACH BORROWER AND BANK WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT,

TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12.	GENERAL PROVISIONS

12.1    Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by either Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Unless an Event of Default has occurred and is continuing, Bank may not without the consent of Borrowers sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder, such consents not to be unreasonably withheld.

12.2    Indemnification. Borrowers shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement and/or the Loan Documents; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and any Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct. No Borrower shall be liable hereunder for any indirect, punitive, exemplary or consequential damages (including lost profits) unless they arise from claims asserted by third parties against the Bank. Neither party hereunder shall be liable to the other for any special, indirect, consequential or punitive damages, or lost profits.

12.3    Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5    Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing signed by the parties. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.7    Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to any Borrower. The obligations of Borrowers to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.8    Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank, (v) to Bank’s accountants, auditors and regulators, and (vi) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

12.9    Compliance with Anti-Terrorism Laws. Bank notifies each Borrower and each of its Subsidiaries that pursuant to the requirements of Anti-Terrorism Laws, and Bank’s policies and practices, Bank is required to obtain, verify and record certain information and documentation that identifies each Borrower and each of its Subsidiaries and their principals, which information includes the name and address of such Borrower and each of its Subsidiaries and their principals and such other information that will allow Bank to identify such party in accordance with Anti-Terrorism Laws. No Borrower nor any of its Subsidiaries shall, nor shall any Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. A Borrower and each of its Subsidiaries shall immediately notify Bank if such Borrower or such Subsidiary has knowledge that such Borrower, or any Subsidiary or Affiliate of such Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. No Borrower or any of its Subsidiaries shall, nor shall a Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

13.    BORROWER LIABILITY. Either Borrower may, acting singly, request advances hereunder. Each Borrower appoints the other as agent for the other for all purposes hereunder, including with respect to requesting advances hereunder. Each Borrower shall be jointly and severally obligated to repay all advances made hereunder, regardless of which Borrower actually receives said advance, as if each Borrower hereunder directly received all advances. Each Borrower waives (a) any suretyship defenses available to it under the code or any other applicable law, including, without limitation, the benefit of California Civil Code section 2815 permitting revocation as to future transactions and the benefit of California Civil Code sections 1432, 2809, 2810, 2819, 2839, 2845, 2847,

2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other person now or hereafter primarily or secondarily liable for any of the obligations, for any payment made by Borrower with respect to the obligations in connection with this agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the obligations as a result of any payment made by Borrower with respect to the obligations in connection with this agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this section shall be null and void. If any payment is made to a Borrower in contravention of this section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the obligations, whether matured or unmatured.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWERS

TAIWAN LIPOSOME COMPANY, LTD.		TLC BIOPHARMACEUTICALS, INC.

By:	/s/ Keelung Hong	By:	/s/ Keelung Hong
Name:	Keelung Hong	Name:	Keelung Hong
Title:	Chairman	Title:	Chief Executive Officer

BANK

CATHAY BANK

By:	/s/ Yu-Fu Lin
Name:	Yu-Fu Lin
Title:	Relationship Manager & First Vice President

[Signature Page to Loan and Security Agreement]

DEBTOR	TLC BIOPHARMACEUTICALS, INC. (“TLC”) and
TAIWAN LIPOSOME COMPANY, LTD. (“Parent”)

SECURED PARTY:	CATHAY BANK

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of TLC and Parent whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, all other personal property and all of TLC’s and Parent’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or noncash proceeds thereof, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding the foregoing, the Collateral shall not include any copyrights, patents, trademarks, servicemarks and applications therefor, technology, trade secret, know-how, information and proprietary rights and processes, now owned or hereafter acquired, or any claims for damages by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment from the sale, licensing or disposition of all or any part of, or rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of December    , 2018, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.

EXHIBIT B

[Provided separately.]

Exhibit C

PROMISSORY NOTE

(Term Loan)

$12,000,000	Dated: December , 2018

FOR VALUE RECEIVED, the undersigned, TAIWAN LIPOSOME COMPANY, LTD., a Taiwan registered company (“Parent”), and TLC BIOPHARMACEUTICALS, INC., a Delaware corporation (“TLC,” and together with Parent, each a “Borrower” and collectively, “Borrowers”) PROMISE TO PAY to the order of CATHAY BANK (“Bank”) the principal amount of TWELVE MILLION DOLLARS ($12,000,000.00) or such lesser amount as shall equal the outstanding principal balance of the Advances made to Borrowers by Bank, plus interest on the aggregate unpaid principal amount of such Advances, at the rates and in accordance with the terms of the Loan and Security Agreement dated December    , 2018 among Borrowers and Bank (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). If not sooner paid, the entire principal amount and all accrued and unpaid interest hereunder shall be due and payable on the Maturity Date as set forth in the Loan Agreement. Any capitalized term not otherwise defined herein shall have the meaning attributed to such term in the Loan Agreement.

Principal, interest, and all other amounts due with respect to the Advances, are payable in lawful money of the United States of America to Bank as set forth in the Loan Agreement and this Promissory Note (this “Note”).

This Note may not be prepaid except as set forth in the Loan Agreement.

This Note and the obligation of Borrowers to repay the unpaid principal amount of the Advances, interest thereon, all other amounts due Lender under the Loan Agreement are secured under the Loan Agreement.

Borrowers waive presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note.

Borrowers shall pay all fees and expenses payable pursuant to the Loan Agreement, including, without limitation, reasonable attorneys’ fees and costs, incurred by Bank in the enforcement or attempt to enforce any of Borrowers’ obligations hereunder not performed when due.

This Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of California.

The ownership of an interest in this Note shall be registered on a record of ownership maintained by Bank or its agent. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. Borrowers shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:		BORROWER:

TAIWAN LIPOSOME COMPANY, LTD.		TLC BIOPHARMACEUTICAL, INC.

By:		By:
Name:	Keelung Hong	Name:	Keelung Hong
Title:	Chairman	Title:	Chief Executive Officer

(Seal)

EXHIBIT D

COMPLIANCE CERTIFICATE

To: Cathay Bank

Email:

FROM:	Taiwan Liposome Company, Ltd. and TLC Biopharmaceuticals, Inc. (collectively, “Borrower”)

The undersigned authorized Officer of a Borrower certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in compliance for the period ending                     with all provisions of the Agreement, except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof. The Officer further certifies that these are prepared in accordance with IFRS or TIFRS, as applicable, and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” or “Applicable” column.

REPORTING COVENANTS	REQUIRED			COMPLIES
Company Prepared Quarterly F/S	Quarterly, within 45 days			YES	NO
Compliance Certificate	Quarterly, within 45 days			YES	NO
CPA Audited, Unqualified F/S	Annually, within 120 days of FYE			YES	NO

FINANCIAL COVENANTS	REQUIRED	ACTUAL		COMPLIES
Minimum Adjusted Quick Ratio	2.25:1:00		:1.00	YES	NO
Minimum Adjusted Tangible Net Worth	$12,000,000	$		YES	NO

Please Enter Below Comments Regarding Violations:

Very truly yours,

Authorized Signer

Name:

Title:

EXHIBIT E

TAIWAN PROMISSORY NOTE

本票

Date: December     , 2018

日期：西元2018年12月     日

Place of Payment: Taipei, Taiwan

付款地：中華民國台北市

Amount: US$12,000,000

美金12,000,000

FOR VALUE RECEIVED, we hereby unconditionally and jointly and severally promise to pay to the order of CATHAY BANK on                     (“Due Date”), in Taipei, Taiwan, U.S. Dollars Twelve Million (US$12,000,000) and interest thereon from the Due Date to the date of actual payment hereon at the rate of              percent (    %) per annum, demand, protest and/or other notice of any kind being hereby expressly waived. This Promissory Note shall be governed by and construed and interpreted in accordance with the laws of Taiwan (Republic of China). This Promissory Note is made pursuant to the Law of Negotiable Instruments of Taiwan (Republic of China).

憑票准予西元            年            月            日(到期日)，無條件於中華民國台北市支付 CATHAY BANK 美金 12,000,000 元整，暨到期日起至實際付款日以年利率    %計算之利息。發票人同意免除此票提示及作成拒絕證書之義務。此票以中華民國法律為準據法，並依中華民國票據法作成。

CO-MAKERS:

共同發票人：

TAIWAN LIPOSOME COMPANY, LTD.		TLC BIOPHARMACEUTICAL, INC.
(台灣微脂體股份有限公司)

By:		By:
Name:	Keelung Hong	Name:	Keelung Hong
Title:	Chairman	Title:	Chief Executive Officer

EXHIBIT F

TAIWAN PROMISSORY NOTE AUTHORIZATION

Date: December     , 2018

CATHAY BANK

(the “Bank”)

Re: LOAN AND SECURITY AGREEMENT dated as of December     , 2018

among

TAIWAN LIPOSOME COMPANY, LTD., TLC BIOPHARMACEUTICAL, INC. and Bank

(the “Agreement”)

Gentlemen：

With reference to the Agreement, TAIWAN LIPOSOME COMPANY, LTD. and TLC BIOPHARMACEUTICAL, INC. (collectively, the “Debtors”), in accordance with the laws of Taiwan (Republic of China), have delivered and/or will deliver to Bank promissory note(s) duly co-issued by the Debtors (the “Taiwan Promissory Notes”) in favor of Bank as evidence of the obligations of the Debtors under the Agreement.

Each of the Debtors agrees that, in addition to and not limited by the authorizations contained herein, Bank shall have the right to treat the Taiwan Promissory Notes and any promissory notes hereafter delivered to Bank in replacement thereof or substitution therefor (“Subsequent Notes”) in all respects, including but not limited to presentation for payment, in the manner contemplated by the Agreement.

Each of the Debtors hereby irrevocably and specifically authorizes and empowers Bank and any of its agents or employees, with full rights of substitution, in Bank’s sole discretion and at any time after the occurrence of an Event of Default under and as defined in the Agreement, to complete the Taiwan Promissory Notes and/or any Subsequent Notes, as applicable, by inserting therein the due date, the date from which interest thereon is to accrue and the interest rate all in accordance with the terms of the Agreement and any other items required to make the Taiwan Promissory Notes and/or any Subsequent Notes, as applicable, valid and enforceable under the Law of Negotiable Instruments of Taiwan (Republic of China).

Each of the Debtors acknowledges and agrees that any action taken by Bank pursuant to this authorization and the terms of the Agreement shall be binding, final and conclusive on the Debtors absent manifest error.

This authorization is governed by the laws of Taiwan (Republic of China), is irrevocable and may not be limited in any manner whatsoever save as expressly provided herein and the Agreement. This authorization shall expire on the date that all sums owing or which shall become owing under the Agreement have been fully paid.

DEBTORS (CO-MAKERS):

TAIWAN LIPOSOME COMPANY, LTD.		TLC BIOPHARMACEUTICAL, INC.

By:		By:
Name:	Keelung Hong	Name:	Keelung Hong
Title:	Chairman	Title:	Chief Executive Officer